Attachment for Sub-Items 77C & 77M

                               ECLIPSE FUNDS INC.
                                   811-06175
                           FOR PERIOD ENDING 4/30/04


         (a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting (the "Special Meeting") of the shareholders of Eclipse Core Bond Plus Fund (the "Fund"), a series of Eclipse Funds Inc. (the "Company"), was held on Wednesday, December 3, at 9:00 a.m. at the offices of New York Life Investment Management LLC ("NYLIM"), NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey, in Room C-1-B.

         (c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

         The only order of business was for the shareholders of the Fund to consider whether to approve or disapprove an Agreement and Plan of Reorganization (the "Reorganization") providing for (i) the acquisition of all of the assets of the Fund by the Eclipse Bond Fund (the "Acquiring Fund"), a series of Eclipse Funds Inc., in exchange for shares of the Acquiring Fund, and the assumption of all liabilities of the Fund by the Acquiring Fund; and (ii) the subsequent liquidation of the Fund. It is also noted that at the September 24, 2003 meeting of the Board of Directors of the Company (the "Board"), the Board unanimously approved the proposal and voted to recommend approval by the Fund's shareholders. Upon shareholder approval, the proposal to change the Fund's investment objective was effective as of December 11, 2003.

         The following is a summary that shows the votes on the matter presented before the Special Meeting held on December 3, 2003, were cast as follows:



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    No-Load Class
       Shares              Votes For       Votes Against      Votes Abstaining
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In Person                      0                 0                    0
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By Proxy                   4,555,513             0                    0
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TOTAL                      4,555,513             0                    0
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